ADDENDUM TO OPTION AGREEMENT

The Option Agreement (“Agreement”) made on the 24th day of September 2003 between Byard MacLean (“MacLean”) and Zena Capital Corp and its wholly owned subsidiary Rock Creek Minerals Ltd (“the Company”) is hereby amended and agreed to by both parties as follows;

MacLean and Zena, both agree that referral to Appendix B throughout the agreement correctly refers to the upper limit total cost estimates in Phase I, II, and III, but it is agreed that the individual costs throughout Appendix B may vary and in some cases be eliminated entirely while new costs could be added. Therefore it is agreed to grant the Management Committee authority to manage individual costs provided that total cost of project is consistent with the terms of the Agreement and any relative extensions of the Agreement.

IN WITNESS WHEREOF this Addendum To Option Agreement was executed in Vancouver, British Columbia on                                   , 2004

ZENA CAPITAL CORP

Terry Amisano, President

per

ROCK CREEK MINERALS LTD.

Kevin Hanson

Per

MACLEAN

Byard MacLean

per